Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES A SENIOR CONVERTIBLE
PARTICIPATING PREFERRED STOCK

of

HEARTLAND PAYMENT SYSTEMS, INC.

Pursuant to Section 242 of the General Corporation Law
of the State of Delaware

Heartland Payment Systems, Inc., a Delaware corporation (the “Company”), hereby certifies as follows:

A.                                   The undersigned, Martin J. Uhle, is the duly elected President of the Company.

B.                                     Pursuant to Article 5 of the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Board of Directors of the Company (the “Board”) is authorized to fix the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions (collectively, “Rights and Preferences”), of a series of the Company’s 10,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”).

C.                                     Pursuant to a Certificate of Designations, Preferences and Rights of Series A Senior Convertible Participating Preferred Stock, as corrected by the filing of that certain Corrected Certificate of Designations, Preferences and Rights of Series A Senior Convertible Participating Preferred Stock (the “Series A Preferred Stock Certificate of Designations”), the Board fixed the Rights and Preferences of the Company’s Series A Senior Convertible Participating Preferred Stock (the “Series A Preferred Stock”).

D.                                    The Board, in accordance with the provisions of Section 141(f) and Section 242 of the General Corporation Law of the State of Delaware, has (i) declared advisable that the Series A Preferred Stock Certificate of Designations be amended and restated as set forth in this Certificate of Amendment to Certificate of Designations (the “Certificate of Amendment”), (b) recommended that the Certificate of Amendment be approved and adopted by the Company’s stockholders, including the holders of Series A Preferred Stock, and (c) submitted the Certificate of Amendment to such stockholders for approval and adoption.

E.                                      The Company’s stockholders have duly approved and adopted this Certificate of Amendment in accordance with the provisions of Section 228 and Section 242 of the General Corporation Law of the State of Delaware and the provisions of the Series A Preferred Stock Certificate of Designations.

F.                                      Pursuant to the foregoing resolutions of the Board and the Company’s stockholders, in accordance with Sections 103 and 242 of the General Corporation Law of the

State of Delaware, the Company hereby amends the Series A Preferred Stock Certificate of Designations in its entirety as follows:

1.                                      Number and Designation.  7,619,048 shares of the Preferred Stock shall constitute a series of the Preferred Stock designated as Series A Senior Convertible Participating Preferred Stock (the “Series A Preferred Stock”).

2.                                      Rank.  The Series A Preferred Stock shall, with respect to dividend rights, rights to redemption payments and rights upon liquidation, dissolution and winding up, (i) rank senior to all classes of the Company’s common stock, $0.001 par value per share (the “Common Stock”) and to each other class or series of capital stock of the Company established hereafter by the Board, except for any such other class or series of capital stock the terms of which expressly provide that it ranks on a parity with the Series A Preferred Stock as to dividend rights, rights to redemption payments and rights upon liquidation, winding-up and dissolution of the Company (the securities in this clause (i) are collectively referred to as “Junior Securities”) and (ii) rank on parity with each class or series of capital stock of the Company established hereafter by the Board, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights, rights to redemption payments and rights upon liquidation, winding-up and dissolution (the securities in this clause (ii) collectively referred to as “Parity Securities”).  The respective definitions of Junior Securities and Parity Securities shall also include any options, warrants or other rights exercisable or exchangeable for or convertible into any Junior Securities or Parity Securities, as the case may be.

3.                                      Dividends.  If the Company shall fix a record date for the making of any dividend or distribution to holders of Common Stock, the holder of each share of Series A Preferred Stock on such record date shall be entitled to receive an equivalent dividend or distribution based on the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible on such record date.  Holders of shares of Series A Preferred Stock shall not be entitled to any additional or duplicate dividends, whether payable in cash, property or stock, in excess of dividends on the Series A Preferred Stock provided for in this paragraph 3.

4.                                      Liquidation Preference.  (a)  In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of any Junior Securities, the holder of each share of Series A Preferred Stock shall be entitled to receive, and the Company shall pay or distribute to such holder, an amount per share of Series A Preferred Stock equal to the Liquidation Value of such share on the date of distribution, and such holders shall not be entitled to any further payment or distribution.  If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of Series A Preferred Stock shall be insufficient to pay in full the Liquidation Value of all such shares and the liquidation preference payable on any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series A Preferred Stock and any such Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series A Preferred Stock and any such Parity Securities if all amounts payable thereon were paid in full.  Solely for the purposes of this paragraph 4, any sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company and its Subsidiaries (whether in a single transaction or in a series of related or substantially contemporaneous transactions) and any merger, reorganization, consolidation or other transaction involving the Company in which the holders of the capital stock of the Company immediately prior to such transaction do not retain a majority of the voting power in the continuing entity (whether in a single transaction or in a series of related or substantially contemporaneous transactions) (any of the foregoing transactions, a “Company Sale”) shall be deemed, at the election of holders of at least two-thirds of the shares of Series A Preferred Stock then outstanding, to be a liquidation, dissolution or winding-up of the Company and if such election is made, then the Company may thereupon, at its option, satisfy the obligation described in the first sentence hereof by payment or delivery of, at the option of the Company, (i) the full Liquidation Value of all shares of Series A Preferred Stock in cash or (ii) a new series of preferred stock of the Company or any successor entity resulting from such Company Sale that owns, directly or indirectly, all of the assets of the Company and its Subsidiaries involved in such Company Sale (the “Replacement Preferred”), which Replacement Preferred shall contain the terms set forth on Schedule 1 hereto together with such other terms and conditions as the Board may in good faith determine.

(b)                                 Subject to the rights of the holders of any Parity Securities, after payment of the Liquidation Value of each share of Series A Preferred Stock shall have been made in full to the holders thereof, as provided in this paragraph 4, any other series or class of Junior Securities shall, subject to the respective terms and provisions (if any) applicable thereto, be entitled to receive any and all assets remaining to be paid or distributed to holders of capital stock of the Company, and the holders of the Series A Preferred Stock shall not be entitled to share therein.

5.                                      Conversion.  (a)  Subject to the provisions of this paragraph 5 and paragraph 7, each holder of shares of Series A Preferred Stock shall have the right, at any time and from time to time, at such holder’s option, to convert its outstanding shares of Series A Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock.  The number of shares of Common Stock deliverable upon conversion of one share of Series A Preferred Stock shall be equal to (i) the Accreted Value of such share on the date of conversion, divided by (ii) the Conversion Price on such date.  The “Conversion Price” shall initially be $5.25, subject to adjustment from time to time as provided in this paragraph 5 and paragraph 7.  No notice delivered by the Company pursuant to this paragraph 5, paragraph 7 or otherwise will limit in any way the holders’ rights to convert pursuant to this paragraph 5(a).

(b)                                 The Conversion Price (and the kind and amount of Common Stock or other stock, securities, cash or other property issuable upon conversion of the Series A Preferred Stock) shall be subject to adjustment from time to time as follows:

(i)                                     Except as provided in clause (ix) of this Paragraph 5(b), if, at any time after the Closing Date, the Company shall (A) subdivide, split or reclassify its outstanding shares of Common Stock into a larger number of shares of Common Stock, (B) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (C) issue by reclassification of its Common Stock other securities of the Company, then, in each such case, immediately upon the occurrence of any such event, the Conversion Price and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock in effect immediately prior thereto shall be adjusted so that the holder of any shares of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the same kind and amount of stock, securities, cash or other property that such holder would have owned or would have been entitled to receive immediately after the happening of any of the events described above had such shares of Series A Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto.  Any adjustment made pursuant to this subparagraph (i) shall become effective immediately after the effective date of such event, retroactive to the record date, if any, for such event.

(ii)                                  Except as provided in clauses (i) and (ix) of this Paragraph 5(b), if, at any time after the Closing Date, the Company shall issue, sell or otherwise distribute any shares of Common Stock at a price per share (determined by dividing (A) the total amount, if any, received or receivable by the Company in consideration of the issuance or sale of such shares by (B) the aggregate number of shares of Common Stock issued, sold or otherwise distributed) that is less than the Conversion Price then in effect on the date of such issuance or sale (before giving effect to such issuance or sale), then immediately after the occurrence of any such event, the Conversion Price shall be lowered so as to be equal to the price per share at which such shares of Common Stock were issued, sold or otherwise distributed (determined as set forth above).

The provisions of this clause (ii) shall not operate to increase the Conversion Price or reduce the Conversion Price below $0.01.

(iii)                               Except as provided in clauses (i) and (ix) of this Paragraph 5(b), if, at any time after the Closing Date, the Company shall issue, sell, distribute or otherwise grant in any manner (including by assumption) any options, warrants or other rights to purchase Common Stock or to purchase any stock or securities convertible into or exchangeable for Common Stock (such options, warrants or other rights being herein called “Options” and such convertible or exchangeable obligations or securities being herein called “Convertible Securities”), whether or not such Options or the rights to convert or exchange any such Convertible Securities in respect of such Options are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities in respect of such Options (determined by dividing (A) the aggregate amount, if any, received or receivable by the Company in consideration for the granting of such Options, plus the minimum aggregate consideration payable to the Company upon the exercise of all such Options plus, in the case of Options to acquire Convertible Securities, the minimum aggregate consideration payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price then in effect on the date of granting such Options (before giving effect to such grant), then immediately after the occurrence of any such event, the Conversion Price shall be lowered so as to be equal to the price per share for which Common Stock is issuable upon the exercise of such Options (determined as set forth above).

The provisions of this clause (iii) shall not operate to increase the Conversion Price or reduce the Conversion Price below $0.01.

(iv)                              Except as provided in clauses (i) and (ix) of this Paragraph 5(b), if, at any time after the Closing Date, the Company shall issue, sell or otherwise distribute (including by assumption) any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (A) the aggregate amount received or receivable by the Company as consideration for the issuance, sale or distribution of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price then in effect on the date of such event (before giving effect to such event), then immediately after the occurrence of any such event, the Conversion Price shall be lowered so as to be equal to the price per share for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities (determined as set forth above).

The provisions of this clause (iv) shall not operate to increase the Conversion Price or reduce the Conversion Price below $0.01.

(v)                                 If (A) the purchase price provided for in any Option referred to in clause (iii) above or the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in clauses (iii) or (iv) above or the rate at which any Convertible Securities referred to in clauses (iii) or (iv) above are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution upon an event which results in a related adjustment pursuant to this paragraph 5), or (B) any of such Options or Convertible Securities shall terminate, lapse or expire, the Conversion Price then in effect shall forthwith be readjusted (effective only with respect to any conversion after such readjustment) to the Conversion Price that would then be in effect had the adjustment made upon the issuance, sale, distribution or grant of such Options or Convertible Securities been made based upon such changed purchase price, additional consideration or conversion rate, as the case may be (in the case of any event referred to in clause (A) above) or had such adjustment not been made (in the case of any event referred to in clause (B) above).

(vi)                              If the Company shall pay a dividend or make any other distribution upon any capital stock of the Company payable in Common Stock, Options or Convertible Securities (other than any dividend paid to holders of Common Stock in which holders of Series A Preferred Stock shall participate pursuant to paragraph 3 hereof), then, for purposes of clauses (ii), (iii) and (iv) above, such Common Stock, Options or Convertible Securities shall be deemed to have been issued or sold without consideration; provided that (i) if such a dividend is a periodic dividend on capital stock payable from time to time in Common Stock, Options or Convertible Securities in accordance with the terms thereof, the consideration for such dividend shall be as determined in good faith by the

Board in connection with the authorization of such capital stock and approved in accordance with Section 2.09(a)(xix) of the Shareholders’ Agreement and (ii) the provisions of this clause (vi) shall not operate to reduce the Conversion Price below $0.01.

(vii)                           If at any time there shall be any Excess Liability or any Excess EBITDA Loss, the Conversion Price shall be adjusted at such time by multiplying the Conversion Price then in effect by a fraction, the numerator of which shall be (x) 8,443,167 multiplied by the Conversion Price in effect immediately prior to such event, minus (y) the amount of such Excess Liability (to the extent not previously resulting in an adjustment to the Conversion Price pursuant to this clause (vii)) or Excess EBITDA Loss, and the denominator of which shall be  8,443,167 multiplied by the Conversion Price in effect immediately prior to such event.  Any adjustment made pursuant to this clause (vii) shall be treated as an adjustment to the purchase price of the Series A Preferred Stock.

(viii)                        Immediately prior to any conversion or payment of Liquidation Value with respect to any shares of Series A Preferred Stock on any IRR Determination Date, the Conversion Price shall be adjusted to be equal to the Conversion Price set forth in the applicable Pricing Grid as described in this clause (viii); provided that whenever any other adjustments described in paragraph 5(b) or in paragraph 7 shall occur, each of the Conversion Prices set forth in each Pricing Grid shall be adjusted simultaneously with and in the same manner as each such other adjustment, except that each time there is adjustment pursuant to clause (ii), (iii), (iv) or (vii) of this paragraph 5(b), the Conversion Prices set forth in each Pricing Grid will be revised so the lowest Conversion Price set forth on the applicable Pricing Grid will be the Conversion Price as so adjusted, the highest Conversion Price set forth thereon will remain unchanged and each of the intermediate Conversion Prices will be reset for each Internal Rate of Return set forth on the Pricing Grid at equal increments between the lowest and highest Conversion Prices.  The adjustment for any IRR Determination Date will be determined using the following principles:

1.                                       The “Monetization Price Per Share” amounts for the applicable Pricing Grid must first be determined as of the applicable IRR Determination Date for each Internal Rate of Return and Conversion Price shown thereon.  In each case, the “Monetization Price Per Share” for each Internal Rate of Return will be equal to the amount that must be received at the IRR Determination Date to realize an Internal Rate of Return equal to the applicable amount shown under the heading “Internal Rate of Return” in the applicable Pricing Grid.

2.                                       The Value Per Common Share for the applicable IRR Determination Date will be determined in accordance with the definition thereof.

3.                                       The Monetization Price Per Share that is closest to the Value Per Common Share must then be identified.  If the Value Per Common Share is midway between two Monetization Price Per Share amounts, the applicable Monetization Price Per Share will be the lower of the two amounts.

4.                                       The adjusted Conversion Price will be the Conversion Price shown on the applicable Pricing Grid that is next to the applicable Monetization Price Per Share determined pursuant to principle #3 above; provided that (i) if the Value Per Common Share at the time of the applicable IRR Determination Date exceeds the highest Monetization Price Per Share shown in the applicable Pricing Grid, the adjusted Conversion Price will be the highest Conversion Price shown in such Pricing Grid, and (ii) if the Value Per Common Share at the time of the applicable IRR Determination Date is less than the lowest Monetization Price Per Share amount shown in the applicable Pricing Grid, the adjusted Conversion Price will be the lowest Conversion Price shown in such Pricing Grid.

5.                                       An example of an adjustment described in this clause (viii) is attached as Exhibit A hereto.

Pricing Grid if the IRR Determination Date is after the Closing Date but on or before December 31, 2002:

Internal Rate of Return	Conversion Price	Monetization Price Per Share
120%	$5.25	To be determined for each Internal Rate of Return at the applicable IRR Determination Date
121%	$5.325
122%	$5.40
123%	$5.475
124%	$5.55
125%	$5.625
126%	$5.70
127%	$5.775
128%	$5.85
129%	$5.925
130%	$6.00

Pricing Grid if the IRR Determination Date is after December 31, 2002 but on or before December 31, 2003:

Internal Rate of Return	Conversion Price	Monetization Price Per Share
50%	$5.25	To be determined for each Internal Rate of Return at the applicable IRR Determination Date
51%	$5.325
52%	$5.40
53%	$5.475
54%	$5.55
55%	$5.625
56%	$5.70
57%	$5.775
58%	$5.85
59%	$5.925
60%	$6.00

Pricing Grid if the IRR Determination Date is after December 31, 2003:

Internal Rate of Return	Conversion Price	Monetization Price Per Share
35%	$5.25	To be determined for each Internal Rate of Return at the applicable IRR Determination Date
36%	$5.325
37%	$5.40
38%	$5.475
39%	$5.55
40%	$5.625
41%	$5.70
42%	$5.775
43%	$5.85
44%	$5.925
45%	$6.00

(ix)                                No adjustment in the Conversion Price shall be required in the case of:  (A) the granting of options to purchase shares of Common Stock pursuant to any employee benefit plans or employee stock option plans approved by the Board and as required by paragraph 11(b), and the issuance of shares of Common Stock upon the exercise thereof; (B) the issuance of any Warrants or the exercise or exchange for shares of Common Stock of any Warrants or Bridge Warrants (each as defined in the Shareholders’ Agreement); (C) the granting of “equity kickers” to senior lenders providing new senior loans to the Company or any of its Subsidiaries; or (D) the issuance or sale of Common Stock upon conversion, exercise or exchange of any Convertible Securities, but only if with respect to this clause (D), any adjustments required to be made upon the issuance or sale of such securities were so made.

(x)                                   Whenever any adjustment is required under any provision of this paragraph 5(b), the Company shall compute (or may retain a firm of independent public accountants of recognized national standing (which may be any such firm regularly employed by the Company) to compute) the adjustments and shall prepare a certificate signed by the principal financial officer of the Company (or cause any such independent public accountants to execute a certificate) setting forth the adjusted Conversion Price and adjusted amount of Common Stock or other stock, securities, cash and other property issuable upon conversion of the Series A Preferred Stock, and showing in reasonable detail the facts upon which such adjustments are based, and such certificate shall forthwith be filed with the transfer agent of the Series A Preferred Stock (which may be the Company); and a notice of such adjustments setting forth such adjustments shall forthwith be mailed by the Company to all record holders of Series A Preferred Stock at their last addresses as they shall appear in the stock transfer books of the Company.

(xi)                                If the amount of any adjustment of the Conversion Price required pursuant to this paragraph 5 would be less than 1% of the Conversion Price in effect at the time such adjustment is otherwise so required to be made, such amount shall be carried forward and an adjustment with respect thereto made at the earlier of (i) conversion by any holder of any Series A Preferred Stock or (ii) at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least 1% of such Conversion Price.  All calculations under this paragraph 5 shall be made to the nearest one-tenth of a cent ($.001) or the nearest one-thousandth of a share or security, as the case may be.

(xii)                             If at any time, as a result of any adjustment made pursuant to this paragraph 5, the holder of any shares of Series A Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Company other than shares of Common Stock or to receive any other securities, the number of such other shares or securities so receivable upon conversion of any share of Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in paragraph 5 and paragraph 7 with respect to the Common Stock.

6.                                      Automatic Conversion.(a)  Upon either (A) the closing of (I) a Qualified Public Offering or (II) a Qualified Acquisition or (B) the election by the holders of at least two-thirds of the shares of Series A Preferred Stock then outstanding to convert all outstanding shares of Series A Preferred Stock into shares of Common Stock (the “Election”), which Election shall have been set forth in a written notice to the Company signed by each such holder and identifying the date on which such conversion shall be made (the “Conversion Notice”), each outstanding share of Series A Preferred Stock shall be automatically converted into the number of shares of Common Stock (or other shares, securities or property into which the Series A Preferred Stock is then convertible) that would be deliverable upon a conversion pursuant to paragraph 5 occurring as of the date of such closing or such Election.  Any shares of Series A Preferred Stock so converted shall be treated as having been surrendered by the holder thereof for conversion pursuant to paragraph 5 immediately prior to such closing or such Election.  Promptly, but in any event no later than ten business days, after receiving any Conversion Notice, the Company shall forward a copy thereof to each record holder of shares of Series A Preferred Stock whose signature does not appear on such Conversion Notice, and shall give such holder notice that its shares of Series A Preferred Stock have been converted into shares of Common Stock (or other shares, securities or property) in accordance with this paragraph 6, and shall identify the conversion date.

(b)                                 Notice of any automatic conversion pursuant to paragraph 6(a)(I) shall be given by the Company to each holder of shares of Series A Preferred Stock concurrently with the initial public filing of the registration statement with respect to such Qualified Public Offering, stating the expected date of closing of such Qualified Public Offering and the anticipated offering price.

(c)                                  Notice of any automatic conversion pursuant to paragraph 6(a)(II) shall be given by the Company to each holder of shares of Series A Preferred Stock not more than 30 days nor less than 15 days prior to the date of closing of such Qualified Acquisition, stating the date of such closing and the anticipated proceeds.  In the case of a Qualified Acquisition, holders of at least two-thirds of the shares of Series A Preferred Stock then outstanding may exercise their right to make the election described in the last sentence of paragraph 4(a) at any time prior to 5:00 p.m., New York City time (the “Cutoff Time”), on the business day preceding the date of closing of such Qualified Acquisition set forth in a valid notice of automatic conversion.  If such holders shall not have made such an election prior to the Cutoff Time then such holders’ rights under paragraph 4 shall terminate at such time and each outstanding share of Series A Preferred Stock shall be automatically converted in accordance with paragraph 6(a).

7.                                      Mergers, Consolidations, etc.  (a)  If, at any time after the Closing Date, the Company shall merge, consolidate or effect a share exchange with another entity (a “Merger”), or shall sell, transfer or otherwise dispose of all or substantially all of its assets to another entity (an “Asset Sale”) and pursuant to the terms of such Merger or Asset Sale, cash, shares of Common Stock or other securities of the successor or acquiring entity, or property of any nature is to be received by or distributed to the holders of Common Stock of the Company, then each holder of a share of Series A Preferred Stock shall be entitled to receive, upon conversion of such share of Series A Preferred Stock, the amount of cash, shares of Common Stock, other securities or other property that it would have been entitled to receive if such holder had converted in full immediately prior to the occurrence of such Merger or Asset Sale. In the case of any such Merger or Asset Sale, the successor or acquiring entity shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Series A Preferred Stock to be performed and observed by the Company and all of the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as reasonably determined in good faith by resolution of the Board) in order to provide for adjustments of the Common Stock issuable upon conversion of the Series A Preferred Stock that shall be as nearly equivalent as practicable to the adjustments provided for in paragraph 5 and this paragraph 7.  This paragraph 7 shall similarly apply to successive Mergers and Asset Sales.

(b)                                 If, at any time on or after the Closing Date, the Company shall effect any capital reorganization or any reclassification of its capital stock (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock subdivision, split, reclassification or combination of shares as provided for in paragraph 5(b)(i)), then in each case the Company shall cause provision to be made so that each share of Series A Preferred Stock shall be convertible for the kind and number of shares of stock, other securities, cash or other property to which a holder of the Common Stock deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such reorganization or reclassification and any such provision shall include adjustments in respect of such stock, securities or other property that shall be as nearly equivalent as may be practicable to the adjustments provided for in paragraph 5 and this paragraph 7 with respect to the Series A Preferred Stock.

(c)                                  Without duplication of any other adjustment provided for in paragraph 5 and this paragraph 7, if at any time on or after the Closing Date the Company distributes to holders of Common Stock any evidences of indebtedness, cash, preferred stock or any rights or other securities of the Company, the Conversion Price shall be adjusted by multiplying the Conversion Price in effect on the record date for such distribution by a ratio (the “Ratio”) equal to the amount determined by dividing (i) the Market Value of the Company on such record date less the fair market value on such record date, as determined by the Board in good faith, of the total assets to be distributed to the holders of Common Stock, by (ii) the Market Value of the Company on such record date.  The “Market Value of the Company” on a record date shall be equal to the Current Market Price of a share of Common Stock on such date, multiplied by the total number of shares of Common Stock outstanding on the record date.  Each adjustment of the Conversion Price required by this paragraph shall become effective immediately after the record date for the determination of the stockholders entitled to receive the distribution in respect of which such adjustment is made.  When any such adjustment of the Conversion Price is required to be made, the number of shares of Common Stock issuable upon the conversion of each share of Series A Preferred Stock shall be changed to the number equal to the number of shares of Common Stock issuable upon the conversion of such share of Series A Preferred Stock immediately prior to such adjustment divided by the Ratio.

8.                                      Procedure for Conversion.  Any holder of shares of Series A Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates evidencing such shares of Series A Preferred Stock at the office of the transfer agent for the Series A Preferred Stock (which may be the Company), which certificate or certificates, if the Company shall so require, shall be duly endorsed to the Company or in blank, or accompanied by proper instruments of transfer to the Company or in blank, accompanied by irrevocable written notice to the Company that the holder elects so to convert such shares of Series A Preferred Stock and specifying the name or names (with address) in which a certificate or certificates evidencing shares of Common Stock are to be issued; provided, however, that if any certificates representing Common Stock are to be issued in the name of any Person other than the registered holder of the Series A Preferred Stock so surrendered, then such holder will have to first comply with any procedures for the transfer of Series A Preferred Stock and/or Common Stock set forth in the Shareholders’ Agreement, to the extent applicable to such holder.  The Company need not deem a notice of conversion to be received unless the holder complies with all the provisions hereof.  The Company will instruct the transfer agent to make a notation of the date that a notice of conversion is received, which date shall be deemed to be the date of receipt for purposes hereof.

The Company shall, as soon as practicable after such deposit of certificates evidencing shares of Series A Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained (including the proviso contained in the immediately preceding paragraph), deliver at such office of such transfer agent and cause the transfer agent to deliver to the person for whose account such shares of Series A Preferred Stock were so surrendered, or to the nominee or nominees of such person, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled as aforesaid, together with a cash adjustment of any fraction of a share as hereinafter provided.  Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date; provided, however, that the Company shall not be required to convert any shares of Series A Preferred Stock while the stock transfer books of the Company are closed for any purpose, but the surrender of Series A Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the conversion shall be at the Conversion Price in effect on such date.  Except as provided herein, no adjustments in respect of any dividends on shares surrendered for conversion or any dividend on the Common Stock issued upon conversion shall be made upon the conversion of any shares of Series A Preferred Stock.  All notices of conversions shall be irrevocable.

9.                                      Other Matters Relating to Conversion.  (a)  No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock.  If more than one certificate evidencing shares of Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.  Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the closing price per share of Common Stock at the close of business on the day of conversion on the principal stock exchange or interdealer quotation system on which the Common Stock is then traded or quoted or, if the Common Stock is not so traded or quoted, of the fair market value of the Common Stock as determined in good faith by the Board.

(b)                                 The Company shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all shares of Series A Preferred Stock from time to time outstanding.  The Company shall use its best efforts from time to time, in accordance with the laws of the State of Delaware, to increase the authorized number of shares of Common Stock if at any time the number of shares of Common Stock not outstanding shall not be sufficient to permit the conversion of all the then-outstanding shares of Series A Preferred Stock.

(c)                                  The Company shall pay any and all issue, stamp or transfer taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series A Preferred Stock.  The Company shall not, however, be required to pay any tax which may be payable in respect to any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(d)                                 Notwithstanding anything to the contrary herein, before taking any action that would cause an adjustment reducing the Conversion Price to below the then par value of the Common Stock, the Company shall take any corporate action which may, in the opinion of its counsel, be reasonably necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at the Conversion Price as so adjusted.

10.                               [RESERVED].

11.                               Voting Rights.  (a)  Except as otherwise provided in paragraph 11(b) or paragraph 11(d) or as required by law, each holder of Series A Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the number of shares of Common Stock into which such holder’s shares of Series A Preferred Stock could be converted, pursuant to the provisions of paragraph 5 hereof (provided that for purposes of this paragraph 11(a) no adjustment shall be made pursuant to paragraph 5(b)(viii) other than any adjustment made upon an IRR Determination Date), on the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, on the date such vote is taken or any written consent of shareholders is solicited.  Except as otherwise expressly provided herein or as required by law, the holders of shares of Series A Preferred Stock, the holders of shares of Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders of the Company.  Any shares of Series A Preferred Stock held by the Company or any entity controlled by the Company shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

(b)                                 In addition, so long as any shares of Series A Preferred Stock shall be outstanding, except where the vote or written consent of the holders of a greater number of shares of Series A Preferred Stock is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation, without the approval of the holders of at least two-thirds of the Series A Preferred Stock then outstanding (subject to paragraph 11(c)), given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, the Company will not take any action (including without limitation any action by the Board or any committee of the Board) with respect to any of the following matters:

(i)                                     any direct or indirect purchase, redemption, retirement or other acquisition of any shares of any Junior Securities, other than (x) the repurchase of shares of Common Stock strictly in accordance with Section 5.04 of the Securities Purchase Agreement, (y) the repurchase of shares of Common Stock as permitted by Section 6.05 of the Securities Purchase Agreement and (z) any repurchases of capital stock of the Company from any directors, officers or employees of the Company (other than any Management Shareholder) in an aggregate amount for all such repurchases from and after the Closing Date pursuant to this clause (z) not to exceed $1 million;

(ii)                                  any creation, authorization, increase in the authorized amount or issuance of shares of any class or series of capital stock of the Company or any of its Subsidiaries, any obligation or security convertible into or exchangeable for shares of any class or series of capital stock of the Company or any of its Subsidiaries, or any options, warrants or other rights to acquire any class or series of capital stock of the Company or any of its Subsidiaries, other than (x) the issuance of shares of Common Stock as permitted by Section 6.05 of the Securities Purchase Agreement and (y) issuances of options to acquire

Common Stock to employees of the Company or any of its Subsidiaries pursuant to a stock option plan of the Company approved under clause (xviii) hereunder and any issuances of Common Stock upon the exercise of any such options;

(iii)                               any decrease in the authorized number of directors on the Board to less than seven;

(iv)                              any amendment, alteration, repeal or waiver of any provision of the Certificate of Incorporation (including without limitation any provision of the Certificate of Incorporation fixing and determining the terms of any series of preferred stock of the Company, including without limitation the Series A Preferred Stock, whether now or hereafter authorized) or the Bylaws (in each case including in connection with any merger, consolidation, business combination, reorganization (including conversion) or other extraordinary corporate transaction), in each case that materially alters or adversely affects the preferences, rights, privileges or powers of the Series A Preferred Stock;

(v)                                 any (w) liquidation, dissolution, winding up, voluntary commencement of bankruptcy, insolvency, liquidation or similar proceedings with respect to the Company, (x) Transfer by the Company or any of its Subsidiaries of (I) all or substantially all of its assets or (II) one or more merchant portfolios having annual processing volume in excess of $500 million in the aggregate from and after the Closing Date, (y) merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than of a wholly-owned Subsidiary of the Company with or into the Company or another wholly-owned Subsidiary of the Company, or an acquisition by the Company or any of its Subsidiaries permitted by subsection (x) of this paragraph 11(b)) or (z) acquisition of the Company or any of its Subsidiaries by another Person (other than the Company) by means of any transaction or series of related transactions (including, without limitation, any acquisition by means of any stock purchase, asset purchase, merger, consolidation, business combination, reorganization or other extraordinary corporate transaction, whether of the Company or any of its Subsidiaries with or into any other Person or Persons or of any other Person or Persons with or into the Company or any of its Subsidiaries but excluding an acquisition by the Company or any of its Subsidiaries permitted by subsection (x) of this paragraph 11(b));

(vi)                              any declaration or payment of any dividend or other distribution upon any capital stock of the Company or any of its Subsidiaries (other than dividends and distributions to the Company or a wholly-owned Subsidiary by a wholly-owned Subsidiary and any dividends payable upon the Series A Preferred Stock strictly in accordance with the provisions of the Certificate of Incorporation);

(vii)                           any entry into any new line of business outside of credit card or payroll processing by the Company or any of its Subsidiaries;

(viii)                        until a Qualified Public Offering occurs, any Public Offering that is not a Qualified Public Offering;

(ix)                                any payment by the Company or any of its Subsidiaries to, or any sale, lease, transfer or other disposition of any properties or assets of the Company or any of its Subsidiaries to, or any purchase, lease or other acquisition by the Company or any of its Subsidiaries of any properties or assets from, or any other transaction, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any stockholder, employee, officer or affiliate of the Company or any Subsidiary (other than the Company or any Subsidiary), other than (x) employee arrangements entered into in the ordinary course, consistent with past practices, (y) the repayment of the Shareholder Loan (as defined in the Securities Purchase Agreement) and the repurchase of up to 761,905 shares of Common Stock in each case strictly in accordance with Section 5.04 of the Securities Purchase Agreement and (z) the transaction permitted by Section 6.05 of the Securities Purchase Agreement;

(x)                                   any acquisition by the Company or any of its Subsidiaries (in a single transaction or a series of related transactions) of any assets, business or operations in the aggregate if the value or purchase price for all such acquisitions is more than $1 million in the aggregate from and after the Closing Date, other than the Permitted Portfolio Repurchase (as defined in the Securities Purchase Agreement) for an amount not exceeding $1.5 million, the transaction permitted by Section 6.05 of the Securities Purchase Agreement and the transfer (for no consideration) of all outstanding shares of Credit Card Software Systems, Inc. to the Company;

(xi)                                the creation, incurrence or assumption of any indebtedness of the Company or any of its Subsidiaries in excess of $2 million in the aggregate for all such indebtedness on a consolidated basis from and after the Closing Date, other than (x) drawdowns under any previously approved revolving credit facility, (y) the incurrence of indebtedness as permitted by Section 6.05 of the Securities Purchase Agreement and (z) advances made on behalf of the Company by Key Bank, N.A. or Fleet Bank N.A. (or any other sponsor bank approved by the Board), each in its capacity as a sponsor bank, to merchant clients in the ordinary course of clearing operations;

(xii)                             any appointment, termination of employment or entering into any employment agreement or other arrangement with any of the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer or any other executive officer in any similar capacity of the Company or any of its Subsidiaries;

(xiii)                          any loans or advances to, guarantees for the benefit of, or Investments in any Person (other than a wholly-owned Subsidiary of the Company) in excess of $25,000 per individual (in the case of employees of the Company or any of its Subsidiaries) and $250,000 in the aggregate for all such Persons from and after the Closing Date, other than (i) trade credit in the ordinary course of business and (ii) Cash-Equivalent Investments;

(xiv)                         [RESERVED];

(xv)                            any employment, as employee, consultant, advisor, or in any other capacity, or other compensatory arrangement, by the Company or any of its Subsidiaries, whether directly or indirectly, of any family member (including without limitation grandparents, parents, children, siblings, aunts, uncles, cousins, spouses or former spouses (and any grandparents, parents, children, siblings, aunts, uncles or cousins, of such spouses or former spouses), and any other lineal descendants of any of the foregoing) of any Management Shareholder or any other executive officer of the Company or any of its Subsidiaries, other than the employment of any individual listed on Schedule 3.10 to the Securities Purchase Agreement in the capacity described thereon or in any other capacity that does not entail a substantial increase in the responsibilities of such individual;

(xvi)                         any Transfer of Company Securities (each as defined in the Shareholders’ Agreement) requiring prior written approval of the Board pursuant to Section 3.04 of the Shareholders’ Agreement;

(xvii)                      any amendment, waiver or other modification of the expense reimbursement policy initially approved by the Board in accordance with Section 7.01(l) of the Securities Purchase Agreement;

(xviii)                   the adoption of, or any amendment or other modification to, any stock option plan, employee stock ownership plan or stock purchase or restricted stock or stock appreciation rights plan;

(xix)                           any determination by the Board as to the consideration deemed received by the Company for purposes of Section 3(f) of the Warrants and paragraph 5(b)(vi) hereof; or

(xx)                              any approval or modification of the annual operating budget of the Company or any Subsidiary, and authorization of any expenditure by the Company or any Subsidiary if as a result thereof the aggregate amount of expenditures in any category would exceed $250,000 and 25% of the amount budgeted therefor in the approved operating budget.

(c)                                  If any Purchaser (as defined in the Securities Purchase Agreement) transfers any shares of Series A Preferred Stock to any Person in accordance with the terms of the Shareholders’ Agreement (other than a Permitted Transferee (as defined in the Shareholders’ Agreement) of such Purchaser) (a “Third Party Transferee”) then, except for purposes of the approval requirements set forth in clauses (i), (ii), (iii), (iv), (v) (solely to the extent described in subclause (w) or (x)(I) or in subclause (y) or (z) if the Company is a party to the applicable merger, consolidation, other business combination or acquisition) or (viii) of paragraph 11(b), the phrase “holders of at least two-thirds of the Series A Preferred Stock then outstanding” shall exclude all such Third Party Transferees and all Series A Preferred Stock owned by such Third Party Transferees.

(d)                                 In addition, effective October 1, 2006, each share of Series A Preferred Stock then outstanding shall be entitled to that number of votes that is equal to two times the number of shares of Common Stock into which each such share of Series A Preferred Stock could be converted, pursuant to the provisions of paragraph 5 hereof (provided that for purposes of this paragraph 11(d) no adjustment shall be made pursuant to paragraph 5(b)(viii) other than any adjustment made upon an IRR Determination Date).

12.                               Definitions.  The following terms, as used herein, shall have the following meanings:

“Accreted Value” equals, for each share of Series A Preferred Stock, $5.25 (which amount shall be subject to adjustment consistent with the adjustments to the Conversion Price whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Company) plus any dividends thereon declared but not yet paid.

“Cash-Equivalent Investments” means any Investments having a stated maturity no greater than one year from the date of the Investment in (i) obligations of the United States government or any agency thereof, (ii) obligations guaranteed by the United States government, (iii) certificates of deposit issued by any office located in the United States of commercial banks organized or licensed under the laws of the United States or any State thereof having combined capital and surplus of at least $1 billion or (iv) commercial paper with a rating of at least A-1 by Standard & Poor’s Ratings Services or P-1 by Moody’s Investors Service, Inc.

“Closing Date” means October 11, 2001.

“Current Market Price” means on any date, for any security, (i) if such security is of a class or series of securities then listed or admitted to trading on any national securities exchange or traded on any national market system, the average of the daily closing prices for the ten trading days before such date, excluding any trades which are not bona fide, arms’ length transactions (and the closing price for each such day shall be the last sale price on such date or, if no such sale takes place on such date, the average of the closing bid and ask prices on such date, in each case as officially reported on the principal national securities exchange or national market system on which securities are then listed, admitted to trading or traded), (ii) if such security is not of a class or series of securities then listed or admitted to trading on any national securities exchange or traded on any national market system, the average of the daily reported closing bid and ask prices in the over-the-counter market for the ten trading days before such date, as shown by the NASD automated quotation system, or if such securities are not then quoted on such system, as published by the National Quotation Bureau, Incorporated or any similar successor organization, and in either case as reported by any member firm of the New York Stock Exchange selected by the Company, and (iii) if such security is not of a class or series of securities then listed or admitted to trading on any national securities exchange or traded on any national market system, and if no closing bid and asked prices thereof are then so quoted or published in the over-the-counter market, the “Current Market Price” of such security shall be the fair value thereof on such date, which shall be determined in good faith by the Board (provided, that, if holders of at least two-thirds of the Series A Preferred Stock notify the Company in writing disputing any such determination of the Board within 20 days after such determination, the holders of the Series A Preferred Stock shall select an investment bank of national recognition reasonably acceptable to the Company to determine the fair value of such security, the investment bank’s determination to be conclusive, absent manifest error, and the cost of such determination to be borne by the Company, except that the holders of the Series A

Preferred Stock (with such costs allocated among them ratably, based on the number of shares of Series A Preferred Stock held by each of them) shall bear such costs if the investment bank’s determination is equal to or less than the Board’s determination).

“Excess EBITDA Loss” has the meaning set forth in the Securities Purchase Agreement.

“Excess Liability” has the meaning set forth in the Securities Purchase Agreement.

“Internal Rate of Return” means, as of any IRR Determination Date, the effective annual rate of interest which, when applied to a hypothetical investment in one share of Common Stock on the Closing Date in the amount shown under the heading “Conversion Price” in the applicable Pricing Grid, the receipt of any cash dividends (or any other dividends that do not otherwise result in any adjustment to the Conversion Price) paid on such share of Common Stock prior such IRR Determination Date and a deemed receipt per share of Common Stock on such IRR Determination Date equal to the Monetization Price Per Share, produces a net present value of such amounts equal to zero.  Internal Rate of Return will be calculated with annual compounding.

“Investment” means, with respect to any Person, (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including any partnership, limited liability and joint venture interest) of any other Person and (ii) any capital contribution by such Person to any other Person.

“IRR Determination Date” means (i) the date of the Qualified Public Offering, (ii) the date of a Qualified Acquisition, (iii) the date of conversion of Series A Preferred Stock into Common Stock pursuant to an Election as described in paragraph 6, and (iv) any other date when any shares of Series A Preferred Stock shall be converted into Common Stock in accordance with the provisions hereof or when Liquidation Value is determined.

“Liquidation Value” on any date means, with respect to one share of Series A Preferred Stock, the greater of (i) two times the Accreted Value on such date and (ii) the amount that would have been payable on a number of shares of Common Stock equal to the number of shares of Common Stock into which a share of Series A Preferred Stock was convertible immediately prior to such date after giving effect to all adjustments to the Conversion Price contained herein (including without limitation clause (viii) of paragraph 5(b)).

“Management Shareholder” has the meaning set forth in the Shareholders’ Agreement.

“NASD” means the National Association of Securities Dealers, Inc.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Public Offering” means an underwritten public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“Qualified Acquisition” means (i) any merger, reorganization, consolidation or other transaction involving the Company in which the holders of the capital stock of the Company immediately prior to such transaction do not retain a majority of the voting power in the continuing entity or (ii) any sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company and its Subsidiaries, provided that in either case the consideration per Common Share in such transaction is in excess of two times the Accreted Value on such date.

“Qualified Public Offering” means a firm commitment underwritten Public Offering of shares of Common Stock that shall (i) realize at least $25 million in net proceeds to the Company (including net proceeds received by the Company upon exercise of any over-allotment option by the underwriters) and (ii) result in an implied valuation for the Company as a whole of at least $250 million, assuming all shares of Common Stock outstanding immediately prior to the Public Offering and Common Shares issuable upon any conversion of Preferred Stock are valued at the public offering price per share in the Public Offering.

“Securities Purchase Agreement” means the Securities Purchase Agreement dated as of October 11, 2001 among the Company and the Purchasers listed on Schedule 1.01 attached thereto.

“Shareholders’ Agreement” means the Amended and Restated Shareholders’ Agreement dated as of October 11, 2001 among the Company and the parties listed on Schedule 1.01 thereto.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Value Per Common Share” means, on any date, the value of a share of Common Stock as of such date, which value shall be determined as follows:

(i)                                     if the date of determination is the date of the Qualified Public Offering, then Value Per Common Share shall be equal to the public offering price per share of Common Stock in the Qualified Public Offering (before deduction of any underwriters’ fees, discounts or commissions);

(ii)                                  if the date of determination is the date of a closing of any Company Sale, then Value Per Common Share shall be equal to the value of a share of Common Stock implied by such transaction as of such date, determined (to the extent not comprised of cash) by an independent investment bank or other valuation firm of national reputation selected by holders of at least two-thirds of the shares of Series A Preferred Stock then outstanding and reasonably acceptable to the Board; and

(iii)                               if the date of determination is any other IRR Determination Date, then Value Per Common Share shall be the Current Market Price per Common Share.

In each case, Value Per Common Share shall be determined assuming that all shares of Series A Preferred Stock are converted into shares of Common Stock on or prior to the relevant date of determination but without giving effect to any discount for any minority or controlling interest or for any lack of liquidity of the shares of Common Stock.  Because the number of shares of Common Stock that are issuable upon conversion of the Series A Preferred Stock will depend in part upon the Value Per Common Share at the time of any IRR Determination Date (as described in clause (viii) of paragraph 5(b) above), it may be necessary to use an iterative process to determine the number of shares that would be outstanding upon such conversion and the related Value Per Common Share.  For example, the first step in determining the Value Per Common Share may be to calculate the total number of outstanding shares of Common Stock assuming that the Series A Preferred Stock then outstanding will be converted into shares of Common Stock using the Conversion Price in effect prior to the adjustment described in clause (viii) of paragraph 5(b) above; the resulting Value Per Common Share would then be used to determine an adjusted Conversion Price in accordance with clause (viii) of paragraph 5(b) above; this adjusted Conversion Price would then be used to calculate a new number of outstanding shares of Common Stock and a new Value Per Common Share, which would then be used to determine an adjusted Conversion Price in accordance with clause (viii) of paragraph 5(b) above; and so on until the proper Value Per Common Share and adjusted Conversion Price is determined.

[Signature Page Follows]

IN WITNESS WHEREOF, Heartland Payment Systems, Inc. has caused this Certificate of Amendment to Certificate of Designations to be signed by the undersigned this 30th day of December, 2002.

HEARTLAND PAYMENT SYSTEMS, INC.

By:	/s/ Martin J. Uhle
Name: Martin J. Uhle
Title: President

SCHEDULE 1

Heartland Payment Systems, Inc.

Summary of Terms of Replacement Preferred Stock

The Replacement Preferred Stock would be a new series of preferred stock issued by the acquiring or successor entity resulting from the Company Sale that owns, directly or indirectly, all of the assets of the Company and its Subsidiaries involved in such Company Sale (the “Issuer”).  Other than the identity of the issuer and the terms set forth below, the Replacement Preferred Stock would have substantially the same terms and conditions as the Series A Preferred Stock, with any changes as the Board may in good faith determine with the approval of the holders of at least two-thirds of the Series A Preferred Stock outstanding at the time of the Company Sale.  Each holder of shares of Series A Preferred Stock would receive the same number of shares of Replacement Preferred Stock.

Liquidation Preference:	The “Liquidation Value” of the Series A Preferred Stock.

Dividends:

The greater of (1) 15% of the Liquidation Preference at the time of issuance of the Replacement Preferred Stock, payable quarterly in arrears, cumulative from the date of issue and (2) a pari passu share, on an as converted basis, of any dividends declared on the Issuer’s common stock.  The aggregate amount of dividends payable will increase by $1 million on each anniversary of the issuance of the Replacement Preferred Stock.

Dividend Payments:

Dividends may be paid in cash or, at the option of the Issuer, in common stock of the Issuer, but if paid in common stock the number of shares issued must have a value (based on the Current Market Price) equal to 1.2 times the cash dividend amount.

Board Representation:

The holders of the Replacement Preferred Stock will be entitled to representation on the Board of Directors of the Issuer, with votes on the Board at least equal to 3/7 of the total votes of such Issuer’s Board in accordance with the Shareholders’ Agreement.

Conversion Rights:

The Replacement Preferred Stock would be convertible, at the election of each holder, into either:  (1) shares of the Issuer’s common stock on equivalent terms to the terms upon which the Series A Preferred Stock is convertible into the Company’s common stock (except

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that clause (i) of Section 5(a) would read “(i) two times the Accreted Value of such share on the date of conversion, divided by” or (2) cash, shares of common stock or other securities of the Issuer as provided in Section 7(a) of the Certificate of Designations.  In either case, the final two sentences of Section 7(a) of the Certificate of Designations would be given effect.

Voting Rights

Each holder of Replacement Preferred Stock would be entitled to vote on all matters, with the number of votes equal to the greatest number of shares of common stock of the Issuer into which the Replacement Preferred Stock could be converted.  The voting rights set forth in Section 11(b) of the Certificate of Designations would survive and be binding upon the Issuer.

Shareholders Agreement

As a condition to the Company Sale, the Issuer would be required to become a party to and bound by all of the terms and conditions of the Amended and Restated Shareholders’ Agreement dated as of October 11, 2001, as the same may be amended from time to time in accordance with its terms, with all of the rights and obligations of the Company thereunder.

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